Exhibit 99.2

Ebix Inc.

5 Concourse Parkway

Suite 3200

Atlanta, GA 30328

USA

Phone 678 281 2020

Fax 678 281 2019

www.ebix.com

February 12, 2007

Board of Directors

c/o Mr. Michael D. Andereck

Docucorp International Inc.

5400 LBJ Freeway

Suite 300

Dallas, TX 75240

Dear Members of the Board:

We wrote a letter to you dated 25th January 2007 proposing a strategic merger between Docucorp International, Inc. and Ebix, Inc. This letter is to follow up on our earlier letter and:

a)              Detail a new proposal that we believe is substantially better than the terms proposed by Skywire.

b)             Substantiate our ability to close this transaction in an expeditious manner.

New Proposal

We are proposing to acquire all of the shares of Docucorp common stock as well as the restricted shares, vested and unvested options for $11.00 per share. Our new offer possibly exceeds our previous offer of $140 million substantially, since it includes the following key elements:

•                  Cash: $95 million in cash.  Ebix has already secured a term sheet from a leading bank to handle the $95 million cash component.

•                  Shares: $45 million in the form of newly registered Ebix stock, valued at the 30-day trailing average price of the Ebix common stock

•                  Option to receive stock instead of cash: As a part of the $95 million cash offer, Docucorp shareholders would have the option to accept cash or Ebix common stock (valued at the 30-day trailing average price) instead of cash. This option has been offered in view of a large number of calls that we received from Docucorp shareholders requesting us to ideally have this option for them.

•                  Warrants: Warrants equivalent to 15% of the Ebix common stock issued to Docucorp shareholders, at the 30-day trailing average price of the Ebix common stock, with a validity period of one year.  This would provide a possible upside to the Docucorp shareholders who receive Ebix common stock or elect to receive Ebix common stock.

•                  Downside Cover: Downside cover for a one year period from the date of merger, up to a limit of 10% of the price at which Docucorp shareholders received the Ebix common stock. This implies that 12 months from the closing date, the 30-day trailing average price of the Ebix stock would be calculated. If the 30-day trailing average price of the Ebix stock turns out to be lower than the price at which Docucorp shareholders received the Ebix stock, then Ebix would compensate such shareholders, by granting them new ebix stock equivalent to their losses, up to a loss limit of 10%.

We believe that this offer is a substantially better offer than the Skywire offer presently recommended by the Docucorp Board as

a)              It represents a substantial premium over the proposed Skywire offer.

b)             It puts the Docucorp shareholders in the driver’s seat as it offers the Docucorp shareholders the ability to accept cash or stock at their choice, rather than be forced to accept cash even if they did not want to.

c)              It offers the Docucorp shareholders the opportunity to participate in the future growth of a combined company that is likely to generate $2.00 or more in operating earnings per share over a period of 12 months from the proposed merger date.

d)             It offers the Docucorp shareholders who receive Ebix common stock, an additional upside in the form of warrants.

e)              It offers the Docucorp shareholders who receive Ebix common stock, a downside cover of 10% on the value of Ebix common stock that they would own; and

f)                It offers the Docucorp shareholders the ability to participate in the Ebix success story that has generated more than 784 % returns for its shareholders in the last four years (Ebix closing price on Feb. 6, 2003 was $2.94 and the Ebix closing price on Feb.6, 2007 was $26.00)

In our previous letter dated 25th January 2007, we spelled out the synergies that we see existing between the two companies – Ebix Inc. and Docucorp International. Without elaborating again on those synergies, we would again confirm that we are prepared to move rapidly towards executing a definitive agreement and moving toward a closing.

In view of the expeditious time frames required, we request you to allow us the ability to conduct an expeditious due diligence leading towards a timely closing of the proposed merger.

On behalf of the Board of Directors of Ebix, Inc.

Sincerely,

Robin Raina

Chairman and Chief Executive Officer